Exhibit 99.01

PORTOLA PACKAGING, INC. ANNOUNCES PROPOSED
PRIVATE OFFERING OF SENIOR NOTES

SAN JOSE, CA (December 9, 2003) — Portola Packaging, Inc. announced today that it intends to offer, subject to market and other conditions, $180 million aggregate principal amount of its Senior Notes due 2011, in a private offering. Portola intends to use the net proceeds of the anticipated offering to redeem the entire $110 million aggregate principal amount of its 10.75% Senior Notes due 2005, and to repay approximately $40 million of outstanding borrowings under its existing senior secured credit facility, which Portola intends to amend and restate in connection with the offering. In addition, Portola intends to use up to approximately $20 million of the net proceeds to redeem outstanding redeemable warrants and to repurchase outstanding shares of its common stock. Any remaining net proceeds will be used for general corporate purposes. The offering will be conducted in accordance with Rule 144A and Regulation S of the Securities Act of 1933.

The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.